Exhibit 99.1

Contact:	John M. Hyre
(614) 289-5157
john.hyre@cvgrp.com

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

New Albany, Ohio, May 22, 2013 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI), a leading supplier of fully integrated system solutions for the global commercial vehicle market, today announced that Richard P. “Rich” Lavin has been appointed President and Chief Executive Officer, effective May 28, 2013. In addition, Mr. Lavin will be appointed as a member of the board of directors to fill the vacancy from the retiring Chief Executive Officer.

Mr. Lavin comes to CVG with 28 years of global experience with Caterpillar Inc., most recently as Group President of Construction Industries and Growth Markets. In this role, Rich was responsible for Caterpillar’s Earthmoving, Excavation and Building Construction Products Divisions and the deployment of business strategies in China, India and elsewhere in the Asia Pacific region. He also had responsibility for the company’s business in Japan and for construction machinery manufacturing operations in Asia, the Americas and Europe.

Mr. Lavin holds a Bachelor of Arts degree from Western Illinois University, a Juris Doctor degree from Creighton University and a Master of Laws degree from Georgetown University. He serves as a Non-Executive Director for ITT Corporation (NYSE: ITT) and USG Corporation (NYSE: USG).

“Rich brings an impressive record of success in global industrial manufacturing that directly relates to CVG,” Chairman Dick Snell stated. “He knows CVG’s customer base and markets and understands what is required to build value for all our constituencies. We are excited that he is joining us and we all look forward to working with him.”

“I’m looking forward to joining the CVG team,” said Lavin. “The Company is well positioned to continue to meet the needs and expectations of their customers, and deliver outstanding shareholder value.”

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction, military, bus and agriculture markets and the specialty transportation markets. The Company’s products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, cab structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems, specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe, Asia and Australia. Information about the Company and its products is available on the internet at www.cvgrp.com.

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